Exhibit 99.1
Advance Auto Parts Reports Second Quarter 2019 Results

Second Quarter Net Sales Increased 0.2% to $2.3B; Comparable Store Sales Flat
Diluted EPS Increased 8.8% to $1.73; Adjusted Diluted EPS Increased 1.5% to $2.00

Announces New $400M Share Repurchase Authorization

RALEIGH, N.C., August 13, 2019 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, today announced its financial results for the second quarter ended July 13, 2019.

"As we begin the second half of 2019, I want to recognize the relentless focus and commitment of our entire team, including our network of Independent partners, as we work every day to execute our Strategic Plan," said Tom Greco, President and Chief Executive Officer. "While the second quarter was challenging, we continue to make progress, including building a differentiated Customer Value Proposition in both Professional and DIY Omnichannel in addition to driving productivity for the long term. We remain committed to our disciplined approach to increasing comparable store sales, expanding margins and delivering significant cash flow in the back half of 2019. This, combined with a strong industry backdrop, gives us confidence that our transformation plan is on track. Importantly, we continue to make meaningful improvements in working capital and free cash flow and are pleased to announce a new $400 million share repurchase authorization. In line with our financial priorities, coupled with the strength of our balance sheet, we expect to deliver significant shareholder value throughout the remainder of 2019 and for several years to come."

Year to Date Highlights

•	Net sales increased 1.6% to $5.3B; Comparable store sales (a) increased 1.5%

•	Operating income increased 3.5% to $378.7M; Adjusted operating income (a) increased 2.5% to $440.0M

•	Operating cash flow increased 10.9% to $492.2M

•	Diluted EPS Increased 8.2% to $3.71; Adjusted Diluted EPS (a) Increased 9.6% to $4.46

(a) Comparable store sales exclude sales to independently owned Carquest locations. For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

Second Quarter and Year to Date 2019 Financial Results
Net sales for the second quarter of 2019 were $2.3 billion, a 0.2% increase versus the second quarter of the prior year. Comparable store sales for the second quarter of 2019 were flat. Year to date 2019, Net sales were $5.3 billion, an increase of 1.6% from the same period of the prior year. Through the second quarter 2019, Comparable store sales increased 1.5%.

Adjusted gross profit margin was 43.3% of Net sales in the second quarter of 2019, a 42 basis point decrease from the second quarter of 2018. The decrease was primarily driven by channel and product mix, in addition to planned supply chain wage investments in the second quarter. These headwinds were partially offset by continued improvements in utilization and management of inventory. Increased material costs due to both inflation and tariff related costs were fully offset by pricing actions in the quarter. The Company's GAAP Gross profit margin decreased to 43.3% from 43.5% in the second quarter of the prior year. Adjusted gross profit margin was 44.0% year to date, an increase of 2 basis points from the same period prior year. The Company's GAAP Gross profit margin decreased 43.8% year to date, from 43.9% for the same period of 2018.

Adjusted SG&A was 34.9% of Net sales in the second quarter of 2019, which was flat as compared to the second quarter of 2018. This was driven by an increase in professional fees and support contracts related to our investments and targeted marketing spend, which were offset primarily by safety related improvements driving favorability in insurance and claims expenses. The Company's GAAP SG&A of 36.0% of Net sales improved from 36.3% in the second quarter of 2018. Year to date, Adjusted SG&A was 35.7% of Net sales, which was an improvement of 5 basis points compared to the same period of the prior year. The Company's year to date 2019 GAAP SG&A of 36.6% of Net sales improved from 36.9% for the same period of 2018.

The Company's Adjusted operating income was $196.4 million in the second quarter of 2019, a decrease of 4.3% versus the second quarter of the prior year. Adjusted operating income margin declined to 8.4% of Net sales for the second quarter, a decrease of 40 basis points compared to the second quarter of the prior year. On a GAAP basis, the Company's Operating income was $170.8 million, 7.3% of Net sales, an increase of 12 basis points from the second quarter of 2018. Year to date, the Company's Adjusted operating income was $440.0 million, an increase of 2.5% compared to the same period of the prior year. On a rate basis, the year to date Adjusted operating income margin was 8.3%, which was an improvement of 7 basis points compared to the same period of the prior year. On a GAAP basis, the Company's Operating income was $378.7 million year to date, 7.2% of Net sales, an increase of 13 basis points from the same period of the prior year.

The Company's effective tax rate in the second quarter of 2019 was 24.9%, compared to 25.2% in the second quarter of the prior year. The Company's Adjusted Diluted EPS was $2.00 for the second quarter of 2019, an increase of 1.5% compared to the second quarter of the prior year. On a GAAP basis, the Company's Diluted EPS increased 8.8% to $1.73. The Company's effective tax rate year to date was 25.1%, compared to 24.8% in the same period of the prior year. The Company's Adjusted Diluted EPS was $4.46 year to date, an increase of 9.6% compared to the prior year. On a GAAP basis, the Company's Diluted EPS increased year to date 8.2% to $3.71.

Operating cash flow was $492.2 million through the second quarter of 2019 versus $444.0 million in the same period of the prior year, an increase of 10.9%. Free cash flow through the second quarter of 2019 was $380.7 million, a decrease of 0.4% compared to the same period of the prior year.

2019 Full Year Guidance
“We remain focused on executing our long term strategic objectives,” said Executive Vice President and Chief Financial Officer Jeff Shepherd. “We are confident that despite short term headwinds in the second quarter, which caused volatility in our financial results, we will deliver meaningful progress against our transformation plan in 2019. In addition, we expect to deliver sales growth and margin expansion in the back half of the year, resulting in our second consecutive year of top and bottom line growth. Importantly, we continue to invest in critical technology and systems integration to unlock long term margin expansion.”

	Prior Outlook		Updated Outlook
	As of May 22, 2019		As of August 13, 2019
	Full Year 2019		Full Year 2019
($ in millions)	Low	High	Low	High
Net sales	$9,650	$9,800	$9,650	$9,750
Comparable store sales	1.0%	2.5%	1.0%	2.0%
Adjusted operating income margin (a)	8.0%	8.4%	8.0%	8.2%
Income tax rate	24%	26%	24%	26%
Transformation expenses (a)	$80	$100	$80	$100
Capital expenditures	$250	$300	$250	$300
Free cash flow (a)	Minimum $650		Minimum $700

(a) For a better understanding of the Company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2019 non-GAAP financial measures, specific quantifications of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

Capital Allocation
On August 7, 2019, the Company's Board of Directors authorized a $400.0 million share repurchase program, which replaced the remaining portion of the Company's $600.0 million share repurchase program that was authorized in August 2018.

On August 7, 2019, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on October 4, 2019 to all common shareholders of record as of September 20, 2019.

Investor Conference Call
The Company will discuss its results for the second quarter of 2019 via a webcast scheduled to begin at 8 a.m. Eastern Time on Tuesday, August 13, 2019. The webcast will be accessible via the Investor Relations page of the Company's website (www.AdvanceAutoParts.com).

For individuals unable to access the webcast, the event will be available by dialing (844) 877-5989 and referencing conference identification number 3641019. A replay of the conference call will be available on the Company's website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of July 13, 2019, Advance operated 4,912 stores and 150 Worldpac branches in the United States, Canada, Puerto Rico and the U.S. Virgin Islands. The Company also serves 1,250 independently owned Carquest branded stores across these locations in addition to Mexico, the Bahamas, Turks and Caicos and British Virgin Islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (540) 589-8102
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com

Forward-Looking Statements
Certain statements in this report are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements address future events or developments, and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook” or “estimate” or similar expressions. These forward-looking statements include, but are not limited to, key assumptions for future financial performance including net sales, store growth, comparable store sales, gross profit rate, SG&A, adjusted operating income, income tax rate, transformation costs, adjusted operating income rate targets, capital expenditures, inventory levels and free cash flow; statements regarding expected growth and future performance of the Company; statements regarding enhancements to stockholder value, strategic plans or initiatives, growth or profitability, productivity targets and all other statements that are not statements of historical facts. These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections. Forward-looking statements reflect current views about the Company's plans, strategies and prospects, which are based on information currently available as of the date of this release. Except as required by law, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Please refer to the risk factors discussed in "Item 1a. Risk Factors" in the Company's most recent Annual Report on Form 10-K, as updated by its Quarterly Report on Form 10-Q and other filings made by the Company with the Securities and Exchange Commission for additional factors that could materially affect the Company’s actual results. Forward-looking statements are subject to risks and uncertainties, many of which are outside its control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 13, 2019	December 29, 2018
Assets
Current assets:
Cash and cash equivalents	$747,719	$896,527
Receivables, net	713,061	624,972
Inventories	4,374,933	4,362,547
Other current assets	126,758	198,408
Total current assets	5,962,471	6,082,454

Property and equipment, net	1,381,388	1,368,985
Operating lease right-of-use assets	2,360,019	—
Goodwill	992,432	990,237
Intangible assets, net	521,969	550,593
Other assets	49,667	48,379
	$11,267,946	$9,040,648
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,317,972	$3,172,790
Accrued expenses	587,119	623,141
Other current liabilities	467,314	90,019
Total current liabilities	4,372,405	3,885,950

Long-term debt	746,951	1,045,720
Noncurrent operating lease liabilities	2,032,350	—
Deferred income taxes	313,903	318,353
Other long-term liabilities	131,035	239,812
Total stockholders' equity	3,671,302	3,550,813
	$11,267,946	$9,040,648

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with the Company's previously prepared balance sheets filed with the Securities and Exchange Commission ("SEC"), but do not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 13, 2019	July 14, 2018	July 13, 2019	July 14, 2018
Net sales	$2,332,246	$2,326,652	$5,284,283	$5,200,500
Cost of sales, including purchasing and warehousing costs	1,322,808	1,315,093	2,970,233	2,916,658
Gross profit	1,009,438	1,011,559	2,314,050	2,283,842
Selling, general and administrative expenses	838,666	844,018	1,935,338	1,918,061
Operating income	170,772	167,541	378,712	365,781
Other, net:
Interest expense	(8,675)	(12,855)	(23,619)	(30,537)
Other income, net	4,113	2,785	1,874	3,243
Total other, net	(4,562)	(10,070)	(21,745)	(27,294)
Income before provision for income taxes	166,210	157,471	356,967	338,487
Provision for income taxes	41,390	39,635	89,647	83,925
Net income	$124,820	$117,836	$267,320	$254,562

Basic earnings per common share	$1.74	$1.59	$3.73	$3.44
Weighted average common shares outstanding	71,738	74,054	71,767	74,011

Diluted earnings per common share	$1.73	$1.59	$3.71	$3.43
Weighted average common shares outstanding	72,008	74,244	72,063	74,222

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the Company's previously prepared statements of operations filed with the SEC, but do not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Twenty-Eight Weeks Ended
	July 13, 2019	July 14, 2018
Cash flows from operating activities:
Net income	$267,320	$254,562
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	123,257	128,244
Share-based compensation	19,425	12,413
Provision for deferred income taxes	2,930	11,195
Other, net	14,016	5,937
Net change in:
Receivables, net	(85,941)	(59,995)
Inventories	(5,685)	2,140
Accounts payable	142,002	19,083
Accrued expenses	(21,272)	112,214
Other assets and liabilities, net	36,109	(41,825)
Net cash provided by operating activities	492,161	443,968
Cash flows from investing activities:
Purchases of property and equipment	(111,425)	(61,815)
Proceeds from sales of property and equipment	8,566	578
Net cash used in investing activities	(102,859)	(61,237)
Cash flows from financing activities:
Decrease in bank overdrafts	(70,265)	(8,362)
Redemption of senior unsecured notes	(310,047)	—
Dividends paid	(13,028)	(13,398)
Proceeds from the issuance of common stock	1,648	1,697
Tax withholdings related to the exercise of stock appreciation rights	(123)	(304)
Repurchases of common stock	(146,638)	(5,657)
Other, net	(113)	784
Net cash used in financing activities	(538,566)	(25,240)
Effect of exchange rate changes on cash	456	(2,179)

Net (decrease) increase in cash and cash equivalents	(148,808)	355,312
Cash and cash equivalents, beginning of period	896,527	546,937
Cash and cash equivalents, end of period	$747,719	$902,249

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the Company's previously prepared statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures

The Company's financial results include certain financial measures not derived in accordance with GAAP. Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing operating performance, financial position or cash flows. Management presented these non-GAAP financial measures as they believe that the presentation of its financial results that exclude (1) transformation expenses under its strategic business plan; (2) non-operational expenses associated with the integration of General Parts International, Inc. ("GPI") and store closure and consolidation; (3) non-cash charges related to the acquired GPI intangible assets; and (4) other non-recurring adjustments is useful and indicative of its base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to the integration of GPI and store closure and consolidation activity in excess of historical levels. These measures assist in comparing current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the Company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the Company have determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

Transformation Expenses - Management expects to recognize a significant amount of transformation expenses over the next several years as they transition from integration of the Advance Auto Parts/Carquest businesses to a plan that involves a more holistic and integrated transformation of the entire Company, including Worldpac and Autopart International. These expenses will include, but not be limited to, restructuring costs, store closure costs and third-party professional services and other significant costs to integrate and streamline operating structure across the enterprise. Management is focused on several areas throughout Advance, such as supply chain and information technology.

GPI Integration and Store Closure and Consolidation Expenses - The multi-year plan to integrate the operations of GPI that the Company acquired in 2014 with Advance Auto Parts substantially ended in 2018. Due to the size of this acquisition, the Company considered these expenses to be outside of its base business. Management believed providing additional information in the form of non-GAAP measures that excluded these costs was beneficial to the users of its financial statements in evaluating the operating performance of its base business and the sustainability once the integration was complete. In addition to integration expenses, the Company incurred store closure and consolidation expenses that consisted of expenses associated with plans to convert and consolidate the Carquest stores acquired from GPI. While periodic store closures are common, these closures represent a significant program outside of the Company's typical market evaluation process. The Company believes it was useful to provide additional non-GAAP measures that excluded these costs to provide investors greater comparability of its base business and core operating performance.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands, except per share data)	July 13, 2019	July 14, 2018	July 13, 2019	July 14, 2018
Net income (GAAP)	$124,820	$117,836	$267,320	$254,562
Cost of sales adjustments:
Transformation expenses	—	5,327	281	5,327
Other adjustment (a)	—	—	13,010	—
SG&A adjustments:
Transformation expenses	19,316	22,974	33,247	34,853
GPI integration and store closure and consolidation expenses	—	716	—	2,938
GPI amortization of acquired intangible assets	6,336	8,750	14,795	20,466
Other income adjustment (b)	—	—	10,756	—
Provision for income taxes on adjustments (c)	(6,413)	(9,442)	(18,022)	(15,896)
Adjusted net income (Non-GAAP)	$144,059	$146,161	$321,387	$302,250

Diluted earnings per share (GAAP)	$1.73	$1.59	$3.71	$3.43
Adjustments, net of tax	0.27	0.38	0.75	0.64
Adjusted EPS (Non-GAAP)	$2.00	$1.97	$4.46	$4.07

(a)	During the sixteen weeks ended April 20, 2019, the Company made an out-of-period correction, which increased Cost of sales by $13.0 million, related to received not invoiced inventory.

(b)
During the sixteen weeks ended April 20, 2019, the Company incurred charges relating to a make-whole provision and debt issuance costs of $10.1 million and $0.7 million resulting from the early redemption of its 2020 senior unsecured notes.

(c)	The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 13, 2019	July 14, 2018	July 13, 2019	July 14, 2018
Gross profit (GAAP)	$1,009,438	$1,011,559	$2,314,050	$2,283,842
Gross profit adjustments	—	5,327	13,291	5,327
Adjusted gross profit (Non-GAAP)	$1,009,438	$1,016,886	$2,327,341	$2,289,169

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 13, 2019	July 14, 2018	July 13, 2019	July 14, 2018
SG&A (GAAP)	$838,666	$844,018	$1,935,338	$1,918,061
SG&A adjustments	(25,652)	(32,440)	(48,042)	(58,257)
Adjusted SG&A (Non-GAAP)	$813,014	$811,578	$1,887,296	$1,859,804

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended		Twenty-Eight Weeks Ended
(in thousands)	July 13, 2019	July 14, 2018	July 13, 2019	July 14, 2018
Operating income (GAAP)	$170,772	$167,541	$378,712	$365,781
Cost of sales and SG&A adjustments	25,652	37,767	61,333	63,584
Adjusted operating income (Non-GAAP)	$196,424	$205,308	$440,045	$429,365

NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, Management believes it is useful to provide these metrics to investors and prospective investors to evaluate the Company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Twenty-Eight Weeks Ended
(In thousands)	July 13, 2019	July 14, 2018
Cash flows from operating activities	$492,161	$443,968
Purchases of property and equipment	(111,425)	(61,815)
Free cash flow	$380,736	$382,153

NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the Company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the Company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR:
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	July 13, 2019	December 29, 2018
Total debt	$746,951	$1,045,930
Add: Operating lease liabilities (a)	2,481,431	2,425,325
Adjusted debt	3,228,382	3,471,255

Operating income	617,206	604,275
Add: Adjustments (b)	122,042	107,867
Depreciation and amortization	233,197	238,184
Adjusted EBITDA	972,445	950,326
Rent expense	554,910	553,377
Share-based compensation	34,772	27,760
Adjusted EBITDAR	$1,562,127	$1,531,463

Adjusted Debt to Adjusted EBITDAR (c)	2.1	2.3

(a)
On December 30, 2018 the Company recorded operating lease liabilities of $2.4 billion upon adoption of Accounting Standards Update 2016-02, Leases (Topic 842) (“ASU 2016-2”). As of July 13, 2019, $2.5 billion of operating lease liabilities were recorded in the Company's condensed consolidated balance sheet.

(b)	The adjustments to the four quarters ended July 13, 2019 and December 29, 2018 include GPI integration, store consolidation costs and transformation expenses.

(c)
Ratio is derived by utilizing the operating lease liabilities recorded by the Company upon adoption of ASU 2016-02 rather than utilizing estimated capitalized lease obligations (six times rent expense), which were $3.3 billion as of July 13, 2019 and December 29, 2018. For comparability purposes, the Adjusted Debt to Adjusted EBITDAR ratio calculated using the historical estimated capitalized lease obligations would be 2.6 and 2.9 as of July 13, 2019 and December 29, 2018.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The Company’s goal is to maintain a 2.5 times leverage ratio and investment grade rating. The Company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the Company's ability to obtain additional funding. If the Company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company's financing arrangements. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The Company adjusts the calculation to remove rent expense and to add back the Company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the Company’s peers and to account for differences in debt structures and leasing arrangements. The Company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:

During the twenty-eight weeks ended July 13, 2019, 12 stores and branches were opened and 59 were closed or consolidated, resulting in a total of 5,062 stores and branches as of July 13, 2019, compared to a total of 5,109 stores and branches as of December 29, 2018.